Exhibit 99.1
IdleAire Announces IPO Plan
KNOXVILLE, TENNESSEE — July 25, 2007 — IdleAire Technologies Corporation (the “Company”) announced today that it has plans to file with the Securities and Exchange Commission a registered initial public offering of its common stock. At this time, the Company is not in a position to comment on the timing of the filing. There is also no assurance that the filing will be made or that the offering will indeed take place. The offering, if any, will be made only by means of a prospectus. This announcement does not constitute an offer to sell any of the Company’s securities.
Contact:
John Doty (865) 437-3659
Media Relations, IdleAire Technologies Corporation
James H. Price (865) 437-3640
Investor Relations, IdleAire Technologies Corporation
Source: IdleAire Technologies Corporation